Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of HireRight GIS Group Holdings LLC of our report dated May 28, 2021 relating to the financial statements of HireRight GIS Group Holdings LLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Irvine, California
October 5, 2021